Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

ADURO BIOTECH, INC.,

a Delaware corporation;

ASPIRE MERGER SUB, INC.,

a Delaware corporation; and

CHINOOK THERAPEUTICS U.S., INC.,

a Delaware corporation

Dated as of June 1, 2020

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Exhibits

Exhibit A	Definitions
Exhibit B	Form of Parent Stockholder Support Agreement
Exhibit C	Form of Company Stockholder Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of CVR Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Net Cash Illustrative Calculation

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Schedules

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule I	Certain Costs and Expenses
Schedule II	Certain Other Expenses
Schedule III	Potentially Transferrable Assets
Schedule IV	Aggregate Valuation Benchmark
Schedule 4.6(a)	Certain Parent Employees
Schedule 5.12(a)(i)	Company Designees
Schedule 5.12(a)(ii)	Parent Designees

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 1, 2020, by and among ADURO BIOTECH, INC., a Delaware corporation (“Parent”), ASPIRE MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and CHINOOK THERAPEUTICS U.S., INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Mergers (defined below) qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C. The board of directors of Parent (together with any duly constituted and authorized committee thereof, the “Parent Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the declaration of the Closing Dividend, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Parent’s certificate of incorporation to effect the Parent Reverse Stock Split.

D. The board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The board of directors of the Company (together with any duly constituted and authorized committee thereof, the “Company Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders (together with their Affiliates) of Parent listed in Section A of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed in Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit C (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed in Section B of the Company Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Company Lock-Up Agreements”).

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed in Section B of the Parent Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Parent Lock-Up Agreements”).

J. It is expected that promptly after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Parent, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

K. Immediately prior to the execution and delivery of this Agreement, certain investors have entered into a Note Purchase Agreement (as it may be amended in accordance with its terms, the “Note Purchase Agreement”) with the Company, pursuant to which such Persons will have agreed to purchase certain convertible promissory notes (representing an aggregate commitment no less than the Concurrent Investment Amount) in connection with the Company Financing (all such convertible promissory notes issuable pursuant to the Note Purchase Agreement, collectively, the “Company Convertible Notes”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. As soon as practicable after the conversion of the outstanding Company Convertible Notes into Parent Common Stock pursuant to Section 2 of the Company Convertible Notes (such conversion, the “Note Conversion”) but in no event later than 30 days after the Note Conversion, the Company shall merge with and into a limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub II”), and the separate existence of the Company shall cease (such merger, the “Second Merger,” and together with Merger, the “Mergers”); provided that the Parties agree not to consummate the Second Merger if, prior to the Closing, Company or, after the Closing, Parent determines after consultation with its tax advisers that such Second Merger is not necessary or advisable to accomplish a valid reorganization within the meaning of Section 368(a) of the Code. The Company (or Merger Sub II, as applicable) will continue as the surviving corporation following the Merger (or the Second Merger, as applicable) (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in the form attached hereto as Exhibit E (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “Chinook Therapeutics, Inc.” and (ii) effect the Parent Reverse Stock Split (to the extent applicable and necessary);

(c) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.12; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Parent as set forth in Section 5.12, after giving effect to the provisions of Section 5.12.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Capital Stock outstanding (including any shares of Company Capital Stock that may be outstanding pursuant to the conversion of outstanding Company

Convertible Notes) immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares of Parent Common Stock shall be issued. Any fractional shares of Parent Common Stock resulting from the application of the Exchange Ratio as described in Section 1.5(a)(ii) or the settlement of Company Options as described in Section 5.5(a), after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder, shall be rounded down to the nearest whole share of Parent Common Stock, with no cash being paid for any fractional share of Parent Common Stock eliminated by such rounding.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.5.

(e) Each share of common stock, par value 0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Parent Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7 Calculation of Net Cash.

(a) Not more than ten (10) nor less than five (5) calendar days prior to the anticipated date for Closing (as mutually agreed in good faith by Parent and the Company) (the “Anticipated Closing Date”), Parent will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of 8:00 p.m. Pacific Time on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”), prepared and certified by Parent’s chief executive officer and chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company, or its accountants and/or counsel, the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by the Company.

(b) Within three (3) calendar days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation.

(c) If, on or prior to the Response Date, the Company notifies Parent in writing that it has no objections to the Net Cash Calculation or, if prior to 8:00 p.m. Pacific Time on the Response Date, the Company has failed to deliver a Dispute Notice as provided in Section 1.7(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time (the “Final Net Cash”) for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to 8:00 p.m. Pacific Time on the Response Date, then Representatives of Parent and the Company shall promptly, and in no event later than one (1) calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Final Net Cash pursuant to Section 1.7(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to Ernst & Young Global Limited Liability Partnership or another independent auditor of recognized national standing mutually agreed upon by Parent and the Company (the “Accounting Firm”). Parent shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.7(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by the Company and any other fees, costs or expenses incurred by the Company following the Delivery Date in connection with the procedures set forth in this Section 1.7(e) shall be deducted from the final determination of the amount of Net Cash. If this Section 1.7(e) applies as to the determination of the Final Net Cash described in Section 1.7(a), upon resolution of the matter in accordance with this Section 1.7(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Parent and the Company may require a redetermination of the Final Net Cash if the Closing Date is more than ten (10) calendar days after the Anticipated Closing Date.

1.8 Surrender of Certificates.

(a) Prior to the Closing Date, Parent shall select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a) in exchange for shares of Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock or Book-Entry Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 1.5(a) hereof, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify to effect the exchange of shares of Company Capital Stock for book-entry shares of Parent Common Stock and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon (A) delivery to the Exchange Agent of a duly executed letter of transmittal, (B) in the case of shares of Company Capital Stock represented by a Company Stock Certificate, the surrender of such certificate for cancellation to the Exchange Agent and (C) delivery to the Exchange Agent of such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Stock Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the Company Stock Certificates so surrendered shall forthwith be canceled.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Parent’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11 Tax Consequences. For United States federal income tax purposes, the Merger is (or, if the Second Merger occurs, the Mergers are) intended to constitute a reorganization within the meaning of Section 368(a) of the Code (and the Note Conversion, if it occurs, is intended to be treated as an exchange occurring pursuant to such reorganization). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(m), except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) Each of the Company and the Company Subsidiary is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and the Company Subsidiary is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entity identified in Section 2.1(c) of the Company Disclosure Schedule (the “Company Subsidiary”); and neither the Company nor any of the Entities identified in Section 2.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the Company Disclosure Schedule. Neither the Company nor the Company Subsidiary is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor the Company Subsidiary has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor the Company Subsidiary has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company and the Company Subsidiary. Neither the Company nor the Company Subsidiary is in breach or violation of its Organizational Documents in any material respect.

2.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the Contemplated Transactions.

2.4 Vote Required. The affirmative vote (or written consent) of (i) (A) the holders of a majority of the shares of Company Capital Stock, voting together as a single class and (B) the holders of 65% of the Company Preferred Stock voting as a separate class, in each case that are outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon and (ii) at least two of the following stockholders of the Company: (a) Versant Venture Capital VII, L.P., Versant Voyageurs I, L.P. or Versant Voyageurs I Parallel, L.P. (which together shall constitute only one stockholder for purposes of this provision), (b) Apple Tree Partners IV, L.P. and (c) Samsara BioCapital, L.P. (clauses (i) and (ii), the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or the Company Subsidiary, or any of the assets owned or used by the Company or the Company Subsidiary, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Company Subsidiary or that otherwise relates to the business of the Company or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or the Company Subsidiary (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth in Section 2.5(b) of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Law and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor the Company Subsidiary was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the other Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 87,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 15,284,995 shares have been issued and are outstanding as of the date of this Agreement and (ii) 65,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), all of which are designated as Series A Preferred Stock, and of which 40,500,000 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding securities of the Company Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c) Except for the Company Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 8,136,866 shares of Company Common Stock for issuance under the Company Plan, of which 173,588 shares have been issued and are currently outstanding, 6,944,822 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 1,018,456 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Company Option expires and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder. No vesting of Company Options or Company Capital Stock that are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company will accelerate solely as a result of the closing of the Contemplated Transactions.

(d) Except for the rights pursuant to the Note Purchase Agreement (and the Company Convertible Notes issuable thereunder) and the outstanding Company Options set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Company Subsidiary, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Company Subsidiary, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or the Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or the Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or the Company Subsidiary.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts. The Company

Convertible Notes, when issued pursuant to the terms of the Note Purchase Agreement, will be issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

2.7 Financial Statements.

(a) Section 2.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the years then ended (ii) the Company Unaudited Interim Balance Sheet, and (iii) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the three months ended March 31, 2020 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and the Company Subsidiary as of the dates and for the periods indicated therein.

(b) Each of the Company and the Company Subsidiary maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiary in conformity with GAAP and to maintain accountability of the Company’s and the Company Subsidiary’s assets, (iii) access to the Company’s and the Company Subsidiary’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and the Company Subsidiary’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Each of the Company and the Company Subsidiary maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) effected by the Company or the Company Subsidiary since November 1, 2018.

(d) Since November 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since November 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and the Company Subsidiary, (ii) any fraud, whether or not material, that involves the Company, the Company Subsidiary, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Company Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each, a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or the Company Subsidiary since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or the Company Subsidiary under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Note Purchase Agreement and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.

2.10 Title to Assets. Each of the Company and the Company Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or the Company Subsidiary as being owned by the Company or the Company Subsidiary, as applicable. All of such assets are owned or, in the case of leased assets, leased by the Company or the Company Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. Neither the Company nor the Company Subsidiary owns or has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or the Company Subsidiary and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12 Intellectual Property.

(a) The Company, directly or through the Company Subsidiary, owns, or has the right to use, as currently being used or contemplated to be used by the Company or the Company Subsidiary all Company IP Rights that are owned by or exclusively licensed to the Company or the Company Subsidiary, except for any failure to own or have such right to use that would not reasonably be expected to have a Company Material Adverse Effect. The Company, directly or through Company Subsidiary has the right to bring actions for the infringement of all Company Registered IP that are owned by the Company or the Company Subsidiary, except for any failure to have such right that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 2.12(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP owned by the Company or the Company Subsidiary.

(c) Section 2.12(c) of the Company Disclosure Schedule accurately identifies all Company Contracts pursuant to which any material Company IP Rights are licensed to the Company or the Company Subsidiary by any third party, other than (i) any Contract pursuant to which the Company or the Company Subsidiary receives a license under generally commercially available “off-the-shelf” software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property directly associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or the Company Subsidiary’s products or services (the “Company Off-the-Shelf Software”), (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, and (iii) any confidential information provided under confidentiality agreements.

(d) Section 2.12(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which the Company or the Company Subsidiary has granted to any Person any license (whether or not currently exercisable), covenant not to sue under, or interest in, any material Company IP Rights owned or purported to be owned by or exclusively licensed to the Company or the Company Subsidiary (other than (i) any confidential information provided under confidentiality agreements and (ii) any such Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s or the Company Subsidiary’s benefit).

(e) Neither the Company nor the Company Subsidiary is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or the Company Subsidiary to use, exploit, assert, or enforce any Company IP Rights anywhere in the world (excluding any limitations or restrictions on the Company’s or the Company Subsidiary’s exercise of such Company IP Rights specified in the applicable written license agreements with such third parties and Permitted Encumbrances), in each case, in a manner that would materially limit the business of the Company or the Company Subsidiary as conducted or planned to be conducted.

(f) The Company or the Company Subsidiary exclusively owns all right, title, and interest to and in material Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or the Company Subsidiary, as identified in Section 2.12(c) of the Company Disclosure Schedule, (ii) any Company Off-the-Shelf Software and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP owned or purported to be owned by the Company or the Company Subsidiary, and to the Knowledge of the Company, exclusively licensed to the Company or the Company Subsidiary (except, in each case, for the provisional patent applications identified in Section 2.12(b) of the Company Disclosure Schedule, for which assignments are being prepared), have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of the Company or the Company Subsidiary and who is or was involved in the creation or development of any material Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or the Company Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and the Company Subsidiary.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or the Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary. To the Knowledge of the Company, no employee of the Company or the Company Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or the Company Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary.

(iv) To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or the Company Subsidiary has an ownership interest.

(v) The Company and the Company Subsidiary have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or the Company Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) As of the date of this Agreement, except as set forth in Section 2.12(f) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has granted any licenses or covenants not to sue, assigned or otherwise transferred ownership of, or agreed to or has an obligation to license, assign or otherwise transfer ownership of any Company IP Rights owned or purported to be owned by or exclusively licensed to the Company or the Company Subsidiary (other than non-exclusive licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) to any other Person.

(vii) To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and the Company Subsidiary to conduct its business as currently conducted and planned to be conducted, except for any failure to have such right that would not reasonably be expected to have a Company Material Adverse Effect.

(g) The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements required to be listed in Section 2.12(c) or Section 2.12(d) of the Company Disclosure Schedule. With respect to each such Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or the Company Subsidiary, as applicable, and in full force and effect, (ii) neither the Company nor the Company Subsidiary has received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor the Company Subsidiary, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(h) The manufacture, marketing, license, sale, offering for sale, importation, use or proposed use or other disposal of any product or technology as currently licensed, sold or under development by the Company or the Company Subsidiary does not violate any license or agreement between the Company or the Company Subsidiary and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any Intellectual Property right of any third party, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating Company IP Rights owned or purported to be owned by or exclusively licensed to the Company or the Company Subsidiary.

(i) There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any material Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary or, to the Knowledge of the Company, exclusively licensed to the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has received any written notice asserting that any Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that the Company or the Company Subsidiary have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights owned or purported to be owned by or exclusively licensed to the Company or the Company Subsidiary is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company or the Company Subsidiary to exploit any Company IP Rights.

(j) (i) Each item of Company Registered IP owned or purported to be owned by the Company or the Company Subsidiary and (ii) to the Knowledge of the Company, each item of Company Registered IP that is exclusively licensed to the Company or the Company Subsidiary, in each case (i) and (ii), is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect. All Company Registered IP that is issued or granted is subsisting, and to the Knowledge of the Company, valid and enforceable.

(k) Except as set forth in Section 2.12(k) of the Company Disclosure Schedule (i) neither the Company nor the Company Subsidiary is bound by any Contract (other than (A) non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business and (B) agreements entered into with service providers that are substantially on the Company’s standard forms of services agreements, copies of which have been made available to Parent) to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar third party claim which is material to the Company and the Company Subsidiary, taken as a whole and (ii) to the Knowledge of the Company, neither the Company nor the Company Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) Neither the Company nor the Company Subsidiary is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant of any license or other right to any third party under any material Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary or exclusively licensed to the Company or the Company Subsidiary, (ii) result in breach of, default under, modification, cancellation, suspension of, acceleration of any payments or termination of such Contract with respect to any Company IP Rights, (iii) give any other party to any such Contract the right to do any of the foregoing, or (iv) impair the right of the Company or the Surviving Corporation and its Subsidiaries to exercise all of the rights of the Company or the Company Subsidiary under such Contract to the same extent, in all material respects, that the Company or the Company Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or the Company Subsidiary would otherwise be required to pay, in each case (i) through (iv), except for any such occurrence that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(m) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or the Company Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or the Company Subsidiary has or purports to have an ownership interest has been impaired as determined by the Company or the Company Subsidiary in accordance with GAAP.

2.13 Data Protection.

(a) Since November 1, 2018, the Company and the Company Subsidiary have complied in all material respects with all Data Protection and Information Security Laws and any agreements entered into by the Company or the Company Subsidiary under which any Personal Data (other than business-to-business Personal Data) is shared between the Parties. Since November 1, 2018, each of the Company and the Company Subsidiary has provided all requisite notices and obtained all required consents that are required by Data Protection and Information Security Laws and necessary for the conduct of business as currently conducted, and the transactions contemplated to be consummated by this Agreement will comply in all material respects with all Data Protection and Information Security Laws.

(b) Each of the Company and the Company Subsidiary has implemented and maintains a written information security program that includes appropriate organizational, administrative, physical and technical safeguards designed to secure any Personal Data and any IT Assets from unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of confidentiality, integrity or availability of Personal Data or the IT Assets (any such incident, a “Security Incident”). To the Knowledge of the Company, since November 1, 2018, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that could cause a Security Incident.

(c) None of the Company, the Company Subsidiary or, to the Knowledge of the Company, any Collaboration Partners are a “covered entity” as that term is defined at 45 C.F.R. § 160.103, and, to the Knowledge of the Company, is not in breach of any applicable “business associate contract,” as described in 45 C.F.R. § 164.504(e), and the Company and the Company Subsidiary have entered into a business associate contract in all circumstances where required to do so under 45 C.F.R. § 164.502(e). Since November 1, 2018, neither the Company nor the Company Subsidiary is in violation of the applicable portions of the administrative simplification provisions of Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(d) None of the Company, the Company Subsidiary, or, to the Knowledge of the Company, any third party acting on behalf of the Company or the Company Subsidiary, has, since November 1, 2018, received any: (i) written or, to the Knowledge of the Company, oral notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Laws; (ii) written or, to the Knowledge of the Company, oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Data; or (iii) written or, to the Knowledge of the Company, oral notification of a valid application for rectification, erasure or destruction of Personal Data that is still outstanding.

2.14 Agreements, Contracts and Commitments.

(a) Section 2.14(a) of the Company Disclosure Schedule lists the following Company Contracts that are in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other material employee benefit plans or arrangements;

(ii) each Company Contract requiring payments by the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by the Company or the Company Subsidiary on ninety (90) calendar days’ or less notice without Liability, except to the extent general principles of wrongful termination law may limit the Company’s, the Company Subsidiary’s or such successor’s ability to terminate employees at will;

(iii) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment);

(iv) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Company Contract containing (A) any covenant limiting the freedom of the Company, the Company Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(vii) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or the Company Subsidiary or any loans or debt obligations with officers or directors of the Company;

(ix) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms: (A) relating to any exclusive distribution agreement; (B) involving provision of material services or products with respect to any pre-clinical or clinical development activities of the Company; (C) involving any joint venture, collaboration, co-development or other similar arrangement currently in force under which the Company or the Company Subsidiary has continuing obligations to develop or commercialize any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or the Company Subsidiary; (D) providing for a license or other rights to the Company or the Company Subsidiary under any material third party Intellectual Property that is necessary for the development or manufacture of any product, service or technology of the Company; (E) providing for the Company or the Company Subsidiary granting a license or other rights under any material Company IP Rights owned or purported to be owned by or exclusively licensed to the Company or the Company Subsidiary; or (F) pursuant to which any third party contributes to the conception, development, reduction to practice of any material Company IP Rights owned or purported to be owned by the Company or the Company Subsidiary, in each case (A) through (F), except for Company Contracts entered into in the Ordinary Course of Business;

(x) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xi) each Company Real Estate Lease;

(xii) each Company Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xiii) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $500,000; or

(xiv) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or the Company Subsidiary, as applicable, and (A) which involves payment or receipt by the Company or the Company Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of the Company and the Company Subsidiary, taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor the Company Subsidiary has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and the Company Subsidiary, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.15 Compliance; Permits; Restrictions.

(a) The Company and the Company Subsidiary are, and since November 1, 2018 have been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary. There is no agreement or Order binding upon the Company or the Company Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the Company Subsidiary, any acquisition of material property by the Company or the Company Subsidiary or the conduct of business by the Company or the Company Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company and the Company Subsidiary hold all required Governmental Authorizations that are material to the operation of the business of the Company and the Company Subsidiary as currently conducted (the “Company Permits”). Section 2.15(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and the Company Subsidiary is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, materially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and the Company Subsidiary as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company or the Company Subsidiary of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder or any other applicable similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company and the Company Subsidiary hold all material Governmental Authorizations issued by any Drug Regulatory Agency that are necessary for the conduct of the business of the Company or the Company Subsidiary as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”). All such Company Regulatory Permits are in full force and effect. The Company and the Company Subsidiary have fulfilled and performed all of their material obligations with respect to the Company Regulatory Permits and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company Regulatory Permit. The Company and the Company Subsidiary are in compliance in all material respects with the terms of the Company Regulatory Permits and neither the Company nor the Company Subsidiary has received any written notice of Legal Proceedings relating to the revocation, termination, suspension or material modification of any Company Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or the Company Subsidiary, or in which the Company or the Company Subsidiary or their respective current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since November 1, 2018, neither the Company nor the Company Subsidiary has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or the Company Subsidiary.

(f) Neither the Company nor the Company Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” final policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor the Company Subsidiary has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” final policy, and any amendments thereto. None of the Company, the Company Subsidiary or, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, the Company Subsidiary or any of their respective officers, employees or agents.

(g) The Company and the Company Subsidiary have complied in all material respects with all applicable security and privacy standards regarding protection of health information under applicable Laws.

2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or the Company Subsidiary, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or the Company Subsidiary or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or the Company Subsidiary, or any of the material assets owned or used by the Company or the Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or the Company Subsidiary is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or the Company Subsidiary or to any material assets owned or used by the Company or the Company Subsidiary.

2.17 Tax Matters.

(a) The Company and the Company Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company or the Company Subsidiary (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor the Company Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company and the Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith) upon any of the assets of the Company or the Company Subsidiary.

(e) No deficiencies for material Taxes with respect to the Company or the Company Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g) Neither the Company nor the Company Subsidiary is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(h) Neither the Company nor the Company Subsidiary has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor the Company Subsidiary has any material Liability for the Taxes of any Person (other than the Company and the Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i) Neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the last two years.

(j) Neither the Company nor the Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

2.18 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s and the Company Subsidiary’s employees is terminable by the Company or the Company Subsidiary at will (or, in respect of any jurisdiction outside of the United States, otherwise in accordance with general principles of wrongful termination law). The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of Company Associates to the extent currently effective and material.

(b) To the Knowledge of the Company, no officer or Key Employee of the Company or the Company Subsidiary has indicated that he or she presently intends to terminate his or her employment with the Company or the Company Subsidiary, nor, to the Knowledge of the Company, has any such officer or Key Employee threatened or expressed any intention to do so.

(c) Neither the Company nor the Company Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or the Company Subsidiary.

(d) Section 2.18(d) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements and consulting agreements with individuals, written or otherwise, which are currently in effect relating to Company Associate (or any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company, the Company Subsidiary or any Company Affiliate, or under which the Company or the Company Subsidiary or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).

(e) With respect to each Company Employee Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.

(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(g) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(h) Neither the Company nor Company Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any Company Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and neither the Company nor any Company Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(i) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Company Affiliates has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any of its Company Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or a Multiple Employer Plan. No Company Employee Plan is a Multiple Employer Welfare Arrangement.

(j) No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor the Company Subsidiary sponsors or maintains any self-funded employee benefit plan. Section 2.18(j) of the Company Disclosure Schedule lists any Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States (each a “Foreign Benefit Plan”). With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Parent Unaudited Interim Balance Sheet in accordance with the terms of the Foreign Benefit Plan and all applicable laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to the Company’s Knowledge, threatened investigations by any Governmental Authority, proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

(k) With respect to Company Options and each share of restricted stock (“Company RSAs”) granted pursuant to the Company Plan, (i) each grant of a Company Option and Company RSA was duly authorized no later than the date on which the grant of such Company Option and Company RSA was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Company Option and Company RSA grant was made in accordance with the terms of the Company Plan and all other applicable Law and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(l) No Company Options, Company RSAs or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(m) The Company and the Company Subsidiary is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(n) The Company and the Company Subsidiary is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages

(including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and the Company Subsidiary: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company or the Company Subsidiary, threatened in writing or reasonably anticipated against the Company or the Company Subsidiary relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company or the Company Subsidiary, there are no pending or threatened or reasonably anticipated claims or actions against the Company, the Company Subsidiary, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor the Company Subsidiary is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices.

(o) Section 2.18(o) of the Company Disclosure Schedule lists all Liabilities of the Company or the Company Subsidiary to any employee that result from the termination by the Company or the Company Subsidiary of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor the Company Subsidiary has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor the Company Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(p) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or the Company Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q) Neither the Company nor the Company Subsidiary is, nor has the Company or the Company Subsidiary been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or the Company Subsidiary, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(r) There is no contract, agreement, plan or arrangement to which the Company or the Company Subsidiary is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(s) Neither the Company nor the Company Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

2.19 Environmental Matters. Since November 1, 2018, each of the Company and the Company Subsidiary has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor the Company Subsidiary has received since November 1, 2018, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or the Company Subsidiary is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or the Company Subsidiary’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or the Company Subsidiary has received since November 1, 2018, any written notice or other communication relating to property owned or leased at any time by the Company or the Company Subsidiary, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or the Company Subsidiary is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor the Company Subsidiary has any material Liability under any Environmental Law.

2.20 Note Purchase Agreement. A copy of the fully executed Note Purchase Agreement has been delivered to Parent. The Note Purchase Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Financing other than as set forth in the Note Purchase Agreement. The respective obligations and agreements contained in the Note Purchase Agreement have not been withdrawn or rescinded in any respect. The Note Purchase Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of each party thereto, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Company, any other party thereto, under the Note Purchase Agreement. To the Knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any obligation of such party in Note Purchase Agreement. There are no conditions precedent related to the consummation of the Company Financing contemplated by the Note Purchase Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Section 5 of the Note Purchase Agreement. To the Knowledge of the Company, the proceeds of the Company Financing will be made available to the Company prior to the consummation of the Merger.

2.21 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, Liabilities and operations of the Company and the Company Subsidiary. Each of such insurance policies is in full force and effect and the Company and the Company Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since November 1, 2018, neither the Company nor the Company Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and the Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or the Company Subsidiary for which the Company or the Company Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or the Company Subsidiary of its intent to do so.

2.22 No Financial Advisors. Except as set forth in Section 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or the Company Subsidiary.

2.23 Transactions with Affiliates. Section 2.22 of the Company Disclosure Schedule describes any material transactions or relationships, since November 1, 2018, between, on one hand, the Company or the Company Subsidiary and, on the other hand, any (a) executive officer or director of the Company or the Company Subsidiary or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiary) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.24 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any of its Subsidiaries nor any other person on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company, the Company Subsidiary or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Parent set forth in Section 3 (in each case as qualified and limited by the Parent Disclosure Schedule)) none of the Company, the Company Subsidiary or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(m), except (i) as set forth in the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other Section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood and agreed that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.6 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent to which its relevance is readily apparent from a reading of such Parent SEC Documents, Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Parent and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of Parent and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries other than Merger Sub and the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than Merger Sub. Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has delivered to the Company accurate and complete copies of Organizational Documents of Parent and each of its Subsidiaries. Parent is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Parent and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held and at which all members were present) has unanimously: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Parent’s certificate of incorporation to effect the Parent Reverse Stock Split. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements, the Parent Board approved the Parent Stockholder Support Agreements and the Contemplated Transactions.

3.4 Vote Required. The affirmative vote of a majority of (a) the votes cast at the Parent Stockholder Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of the shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (b) the shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve an amendment to Parent’s certificate of incorporation to effect the Parent Reverse Stock Split (collectively, the “Required Parent Stockholder Vote”).

3.5 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent or any of the assets owned, leased or used by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Law and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Parent nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 80,882,989 shares have been issued and are outstanding as of May 29, 2020 (the “Capitalization Date”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Parent 2009 Stock Incentive Plan, as amended, and the Parent 2015 Equity Incentive Award Plan (collectively, the “Parent Stock Plans”) and the Parent 2015 Employee Stock Purchase Plan (the “Parent ESPP”), and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Parent has reserved 23,611,104 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 6,878,761 shares have been issued and are currently outstanding, 12,868,299 shares have been reserved for issuance upon exercise or settlement of Parent Options and Parent RSUs, as applicable, granted under the Parent Stock Plans, and 10,090,240 shares remain available for future issuance pursuant to the Parent Stock Plans. As of the date of this Agreement, Parent has reserved 1,527,421 shares of Parent Common Stock for future issuance pursuant to the Parent ESPP. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSUs outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option and Parent RSUs at the time of grant, (iii) the number of shares of Parent Common Stock subject to such Parent Option and Parent RSUs as of the date of this Agreement, (iv) the exercise price of such Parent Option, (v) the date on which such Parent Option and Parent RSUs was granted, (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Parent Option expires and (viii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Stock Plans and any amendments thereto. No vesting of Parent Options, Parent Common Stock or Parent RSUs will accelerate solely as a result of the closing of the Contemplated Transactions.

(d) Except for the outstanding Parent Options and Parent RSUs or as set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2018 (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. Parent meets the registrant requirements for the use of Form S-3 under the Securities Act. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Parent SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(e) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board; (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements; and (v) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Parent SEC Documents fairly presents the SEC’s rules and guidelines applicable thereto. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Unaudited Interim Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 4.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Parent Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor or any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Parent, directly or through any of its Subsidiaries, owns, or has the right to use, as currently being used or contemplated to be used by the Parent or any of its Subsidiaries all Parent IP Rights that are owned by or exclusively licensed to Parent or any of its Subsidiaries, except for any failure to own or have such right to use that would not reasonably be expected to have a Parent Material Adverse Effect. Parent, directly or through any of its Subsidiaries has the right to bring actions for the infringement of all Parent Registered IP that are owned by Parent or any of its Subsidiaries, except for any failure to have such right that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Section 3.12(b) of the Parent Disclosure Schedule is an accurate, true and complete listing of all Parent Registered IP owned by the Parent or any of its Subsidiaries.

(c) Section 3.12(c) of the Parent Disclosure Schedule accurately identifies all Parent Contracts pursuant to which any material Parent IP Rights are licensed to Parent or any of its Subsidiaries by any third party, other than (i) any Contract pursuant to which Parent or any of its Subsidiaries receives a license under generally commercially available “off-the-shelf” software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property directly associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent’s or any of its Subsidiaries’ products or services (the “Parent Off-the-Shelf Software”), (ii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, and (iii) any confidential information provided under confidentiality agreements.

(d) Section 3.12(d) of the Parent Disclosure Schedule accurately identifies each Parent Contract pursuant to which Parent or any of its Subsidiaries has granted to any Person any license (whether or not currently exercisable), covenant not to sue under, or interest in, any material Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries (other than (i) any confidential information provided under confidentiality agreements and (ii) any such Parent IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Parent’s or any of its Subsidiaries’ benefit).

(e) Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world (excluding any limitations or restrictions on Parent’s or any of its Subsidiaries’ exercise of such Parent IP Rights specified in the applicable written license agreements with such third parties and Permitted Encumbrances), in each case, in a manner that would materially limit the business of Parent or any of its Subsidiaries as conducted or planned to be conducted.

(f) Parent or its Subsidiaries exclusively owns all right, title, and interest to and in all material Parent IP Rights (other than (A) Parent IP Rights exclusively and non-exclusively licensed to Parent or any of its Subsidiaries, as identified in Section 3.12(c) of the Parent Disclosure Schedule, (B) any Parent Off-the-Shelf

Software and (C) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Parent Registered IP owned or purported to be owned by Parent or any of its Subsidiaries, and to the Knowledge of Parent, exclusively licensed to Parent or any of its Subsidiaries (except, in each case, for the provisional patent applications identified in Section 3.12(b) of the Parent Disclosure Schedule, for which assignments are being prepared), have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority except for any such failure, individually or collectively, that would not reasonably be expected to have a Parent Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any material Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or one of its Subsidiaries, as applicable, and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.

(iii) To the Knowledge of Parent, no current or former stockholder, officer, director, or employee of Parent or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or any of its Subsidiaries or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries.

(iv) To the Knowledge of Parent, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest.

(v) Parent and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret.

(vi) As of the date of this Agreement, except as set forth in Section 3.12(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has granted any licenses or covenants not to sue, assigned or otherwise transferred ownership of, or agreed to or has an obligation to license, assign or otherwise transfer ownership of any Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries (other than non-exclusive licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) to any other Person.

(vii) To the Knowledge of Parent, the Parent IP Rights constitute all Intellectual Property necessary for Parent and its Subsidiaries to conduct their businesses as currently conducted and planned to be conducted, except for any failure to have such right that would not reasonably be expected to have a Parent Material Adverse Effect.

(g) Parent has delivered or made available to the Company a complete and accurate copy of all Parent IP Rights Agreements required to be listed in Section 3.12(c) or Section 3.12(d) of the Parent Disclosure Schedule. With respect to each such Parent IP Rights Agreements: (i) each such agreement is valid and binding on Parent or its Subsidiaries, as applicable, and in full force and effect, (ii) neither Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Parent nor any of its Subsidiaries, as applicable, and to the Knowledge of Parent, no other party to any such agreement, is in breach or default thereof in any material respect.

(h) The manufacture, marketing, license, sale, offering for sale, importation, use or proposed use or other disposal of any product or technology as currently licensed, sold or under development by Parent or any of its Subsidiaries does not violate any license or agreement between Parent or any of its Subsidiaries and any third party, and, to the Knowledge of Parent, does not infringe or misappropriate any Intellectual Property right of any third party, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon, misappropriating or otherwise violating any Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries.

(i) There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any material Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries or, to the Knowledge of Parent, exclusively licensed to Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any written notice asserting that any Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Parent or any of its Subsidiaries to exploit any Parent IP Rights.

(j) (i) Each item of Parent Registered IP owned or purported to be owned by Parent or any of its Subsidiaries and, (ii) to the Knowledge of Parent, each item of Parent Registered IP that is exclusively licensed to Parent or any of its Subsidiaries, in each case (i) and (ii), is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Parent Material Adverse Effect. All Parent Registered IP that is issued or granted is subsisting, and to the Knowledge of Parent, valid and enforceable.

(k) Except as set forth in Sections 3.12(k) of the Parent Disclosure Schedule neither Parent nor any of its Subsidiaries is bound by any Contract (other than (A) non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business, and (B) agreements entered into with service providers that are substantially on Parent’s standard forms of services agreements, copies of which have been made available to the Company) to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar third party claim which is material to Parent and its Subsidiaries, taken as a whole and (ii) to the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) There has been no re-assignment, retro-transfer, or other reversion of any rights granted to Parent or any of its Subsidiaries under the Patent Purchase Agreement by and among BioNovion B.V., BioNovion Holding B.V., Stichting Het Nederlands Kanker Instituut, Academisch Medisch Centrum, Universitair Medisch Centrum Groningen, Rijksuniversiteit Groningen, VU Medisch Centrum, Stichting Top Institute Pharma and Pepscan Presto B.V. dated January 30, 2012, as amended by Amendment No. 1 dated December 18, 2013, Amendment

No. 2 dated April 1, 2014, Amendment No. 3 dated July 24, 2014 and Amendment No 4 dated January 13, 2015 (as amended, the “Patent Purchase Agreement”). Parent and its Subsidiaries, as applicable, have satisfied all of their respective material obligations under the Patent Purchase Agreement. Neither Parent nor any of its Subsidiaries has received any notice of any breach or other failure to meet Parent’s or any of its Subsidiaries’ obligations under the Patent Purchase Agreement, and to the Knowledge of Parent, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any claim by any other party to the Patent Purchase Agreement for the re-assignment, retro-transfer, or other reversion of any rights granted to Parent or any of its Subsidiaries under the Patent Purchase Agreement.

(m) Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant of any license or other right to any third party under any material Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries or exclusively licensed to Parent or any of its Subsidiaries, (ii) result in breach of, default under, modification, cancellation, suspension of, acceleration of any payments or termination of such Contract with respect to any Parent IP Rights, (iii) give any other party to any such Contract the right to do any of the foregoing, or (iv) impair the right of Parent or the Surviving Corporation and its Subsidiaries to exercise all of the rights of Parent or its Subsidiaries, as applicable, under such Contract to the same extent, in all material respects, that Parent or its Subsidiaries, as applicable, would have been able to had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Parent or any of its Subsidiaries would otherwise be required to pay, in each case (i) through (iv), except for any such occurrence that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(n) To the Knowledge of the Parent, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Parent or its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Parent or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Parent or its Subsidiaries in accordance with GAAP.

(o) None of the Potentially Transferable Assets constitute, contain, or is covered by any Intellectual Property that is necessary or reasonably useful for the development or commercialization of the BION-1301 Program.

3.13 Data Protection.

(a) Since January 1, 2018, Parent and each of its Subsidiaries have complied in all material respects with all Data Protection and Information Security Laws and any agreements between the Parent or its Subsidiaries and third parties under which any Personal Data (other than business-to-business Personal Data) is shared between the Parties. Since January 1, 2018, Parent and each of its Subsidiaries has provided all requisite notices and obtained all required consents that are required by Data Protection and Information Security Laws and necessary for the conduct of business as currently conducted, and the transactions contemplated to be consummated by this Agreement will comply in all material respects with all Data Protection and Information Security Laws.

(b) Parent and each of its Subsidiaries have implemented and maintains a written information security program that includes appropriate organizational, administrative, physical and technical safeguards designed to secure any Personal Data and any IT Assets from any Security Incident. To the Knowledge of Parent, since January 1, 2018, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that could cause a Security Incident.

(c) None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any Collaboration Partners are a “covered entity” as that term is defined at 45 C.F.R. § 160.103, and, to the Knowledge of Parent, is not in

breach of any applicable “business associate contract,” as described in 45 C.F.R. § 164.504(e), and Parent and its Subsidiaries have entered into a business associate contract in all circumstances where required to do so under 45 C.F.R. § 164.502(e). Since January 1, 2018, none of Parent or any of its Subsidiaries is in violation of the applicable portions of the administrative simplification provisions of Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(d) None of Parent, any of its Subsidiaries, or, to the Knowledge of the Company, any third party acting on behalf of Parent or any of its Subsidiaries, has, since January 1, 2018, received any: (i) written or, to the Knowledge of Parent, oral notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Laws; (ii) written or, to the Knowledge of Parent, oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Data; or (iii) written or, to the Knowledge of Parent, oral notification of a valid application for rectification, erasure or destruction of Personal Data that is still outstanding.

3.14 Agreements, Contracts and Commitments.

(a) Section 3.14(a) of the Parent Disclosure Schedule lists the following Parent Contracts that are in effect as of the date of this Agreement (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) each Contract disclosed in or required to be disclosed in Section 3.12(c) or Section 3.12(d) of the Parent Disclosure Schedule

(ii) each Parent Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other material employee benefit plans or arrangements;

(iii) each Parent Contract requiring payments by the Parent after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by the Parent or its Subsidiaries on ninety (90) calendar days’ or less notice without Liability, except to the extent general principles of wrongful termination law may limit the Parent’s, the Parent Subsidiary’s or such successor’s ability to terminate employees at will;

(iv) each Parent Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(v) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vi) each Parent Contract containing (A) any covenant limiting the freedom of the Parent, any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vii) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(ix) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Parent;

(x) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $250,000 pursuant to its express terms: (A) relating to any exclusive distribution agreement; (B) involving provision of material services or products with respect to any pre-clinical or clinical development activities of Parent; (C) involving any joint venture, collaboration, co-development or other similar arrangement currently in force under which Parent or any of its Subsidiaries has continuing obligations to develop or commercialize any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries; (D) providing for a license or other rights to Parent or any of its Subsidiaries under any material third party Intellectual Property that is necessary for the development or manufacture of any product, service or technology of Parent; (E) providing for Parent or any of its Subsidiaries granting a license or other rights under any material Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries; or (F) pursuant to which any third party contributes to the conception, development, reduction to practice of any material Parent IP Rights owned or purported to be owned by Parent or any of its Subsidiaries, in each case (A) through (F), except for Parent Contracts entered into in the Ordinary Course of Business;

(xi) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent in connection with the Contemplated Transactions;

(xii) each Parent Real Estate Lease;

(xiii) each Parent Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(xiv) each Parent Contract to which the Parent is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Parent in excess of $500,000; or

(xv) any other Parent Contract that is not terminable at will (with no penalty or payment) by the Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Parent or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of the Parent and its Subsidiaries, taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.15 Compliance; Permits; Restrictions.

(a) Parent and each of its Subsidiaries are, and since November 1, 2018 have been, in compliance in all material respects with all applicable Laws. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Parent and its Subsidiaries hold all required Governmental Authorizations that are material to the operation of the business of Parent and its Subsidiaries as currently conducted (collectively, the “Parent Permits”). Section 3.15(b) of the Parent Disclosure Schedule identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each Parent Permit will be available to Parent and Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder or any other applicable similar Law promulgated by a Drug Regulatory Agency.

(d) Parent and each of its Subsidiaries holds all material Governmental Authorizations issued by any Drug Regulatory Agency that are necessary for the conduct of the business of Parent or such Subsidiary as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Parent Product Candidates”) (collectively, the “Parent Regulatory Permits”). All such Parent Regulatory Permits are in full force and effect. Parent and each of its Subsidiaries have fulfilled and performed all of its material obligations with respect to the Parent Regulatory Permits and, to the Knowledge of Parent, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Parent Regulatory Permit. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of the Parent Regulatory Permits and neither Parent nor any of its Subsidiaries has received any written notice of Legal Proceedings relating to the revocation, termination, suspension or material modification of any Parent Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates, including the Parent Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of Good Laboratory Practices and Good Clinical Practices and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws governing the privacy of patient medical records and other Personal Data. No clinical trial conducted by or, on behalf of, Parent or any of its Subsidiaries has been terminated or suspended by any Drug Regulatory Agencies. Other than as set forth in Section 3.14(e) of the Parent Disclosure Schedule, since January 1, 2018, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any institutional review board, ethics committee or safety monitoring committee raising any material issues, including from any Drug Regulatory Agency requiring, or to the Knowledge of Parent, threatening to initiate, the termination or suspension or investigation of, or place a clinical hold order on or otherwise delay or materially restrict, any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries. With respect to each Parent Product Candidate, Parent has made available to the Company complete and accurate copies of all material clinical and preclinical data in the possession of Parent and its Subsidiaries and all material written correspondence that exists as of the date of this Agreement between Parent or its Subsidiaries and the applicable Drug Regulatory Agencies.

(f) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” final policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” final policy, and any amendments thereto. None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

(g) Parent and each of its Subsidiaries have complied in all material respects with all applicable security and privacy standards regarding protection of health information under applicable Laws.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.15 of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries, any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.17 Tax Matters.

(a) Parent and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Parent Unaudited Interim Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Parent and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any Liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(g) Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the last two years.

(i) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.18 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of Parent’s and any of its Subsidiaries’ employees is terminable by Parent or the applicable Subsidiary at will (or, in respect of any jurisdiction outside of the United States, otherwise in accordance with general principles of wrongful termination law). Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of Parent Associates to the extent currently effective and material.

(b) To the Knowledge of Parent, no officer or Key Employee of Parent or its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with Parent or such Subsidiary, nor, to the Knowledge of Parent, has any such officer or Key Employee threatened or expressed any intention to do so.

(c) Neither Parent nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries.

(d) Section 3.18(d) of the Parent Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements and consulting agreements with individuals, written or otherwise, which are currently in effect relating to any Parent Associate (or any trade or business (whether or not incorporated) which is a Parent Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Parent, any of its Subsidiaries or any Parent Affiliate, or under which Parent or any of its Subsidiaries or any Parent Affiliate has any current liability or may incur liability after the date hereof (each, a “Parent Employee Plan”).

(e) With respect to each Parent Employee Plan, Parent has made available to the Company a true and complete copy of, to the extent applicable, (i) such Parent Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Parent Employee Plan, (iv) the most recent summary plan description for each Parent Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Parent and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Parent Employee Plan.

(f) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(g) Each Parent Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.

(h) Neither Parent nor any Parent Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Parent nor any Parent Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Parent Employee Plan subject to ERISA and neither Parent nor any Parent Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(i) No Parent Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Parent nor any Parent Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or Liability with respect to, any such plan. No Parent Employee Plan is a Multiemployer Plan, and neither Parent nor any Parent Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan or a Multiple Employer Plan. No Parent Employee Plan is a Multiple Employer Welfare Arrangement.

(j) Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, no Parent Employee Plan (a) provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither Parent nor any of its Subsidiaries sponsors or maintains any self-funded employee benefit plan. Section 3.17(j) of the Parent Disclosure Schedule lists any Parent Employee Plan that is subject to any Law of a foreign jurisdiction outside of the United States (each a “Parent Foreign Benefit Plan”). With respect to each Parent Foreign Benefit Plan, (i) such Parent Foreign

Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Parent Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Parent Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Parent Unaudited Interim Balance Sheet in accordance with the terms of the Parent Foreign Benefit Plan and all applicable laws, (iii) such Parent Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Parent Foreign Benefit Plan any required determinations, if any, that such Parent Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Parent Foreign Benefit Plan, (iv) there are no pending or, to the Company’s Knowledge, threatened investigations by any Governmental Authority, proceedings or claims (except for claims for benefits in the ordinary course) against such Parent Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Parent Foreign Benefit Plan. No Parent Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

(k) With respect to Parent Options and Parent RSUs granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option and Parent RSU was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Parent Option and Parent RSU grant was made in accordance with the terms of the applicable Parent Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements grant was made in accordance with the terms of the Parent Stock Plans and all other applicable Law and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Grant Date.

(l) No Parent Options, Parent RSUs or other equity-based awards issued or granted by Parent are subject to the requirements of Code Section 409A. Each 409A Plan under which Parent makes, is obligated to make or promises to make, payments complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(m) Each of Parent and its Subsidiaries is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(n) Each of Parent and its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Parent and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Parent, threatened in writing or reasonably anticipated against Parent relating to any employee, employment agreement or Parent Employee Plan (other than routine claims for benefits). To the Knowledge of Parent or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against Parent, any of its Subsidiaries, any Parent trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Parent nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices.

(o) Section 3.17(o) of the Parent Disclosure Schedule lists all Liabilities of Parent or any of its Subsidiaries to any employee that result from the termination by Parent or any of its Subsidiaries of such employee’s employment or provision of services, a change of control of Parent, or a combination thereof. Neither Parent nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(p) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q) Neither Parent nor any of its Subsidiaries is, nor has Parent or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(r) There is no contract, agreement, plan or arrangement to which Parent, any of its Subsidiaries or any Parent Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 of the Code.

(s) Neither Parent nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

3.19 Environmental Matters. Since January 1, 2018, each of Parent and its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2018, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material

Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since January 1, 2018, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.20 Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, Liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in 2020 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.21 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.22 No Financial Advisors. Except as set forth in Section 3.22 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.23 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor the Company Subsidiary nor any other person on behalf of the Company or the Company Subsidiary makes any express or implied representation or warranty with respect to the Company or the Company Subsidiary or with respect to any other information provided to Parent, Merger Sub or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Parent, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), each of Parent and its Subsidiaries shall (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and (ii) conduct its business and operations in compliance with all applicable Law, including timely making all filings required by the SEC, and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the Asset Dispositions or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Common Stock from a terminated or former Parent Associate);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for shares of Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent RSUs, as applicable, in accordance with their terms as in effect as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or any of its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business (provided, however, that Parent shall not in any event apply for or accept either (x) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (y) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (z) any similar programs in any foreign jurisdictions), (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of the budgeted capital expenditure and commitment amounts set forth in the Parent operating agreement budget delivered to the Company concurrently with the execution of this Agreement (the “Parent Budget”);

(vi) (A) adopt, establish or enter into any Parent Employee Plan, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Parent Associate, other than as required pursuant to the terms of any Parent Employee Plan as in effect as of the date of this Agreement, or (D) increase the severance or change of control benefits offered to any current or new Parent Associate; provided that Parent shall be permitted to, and shall be permitted to cause or permit any of its Subsidiaries to, undertake the actions described in this Section 4.1(b)(vi) in respect of any individual who is not a Continuing Employee, so long any liabilities, including any liabilities that would be required to be set forth on a balance sheet (or in the footnotes thereto) prepared in accordance with GAAP, incurred by Parent or any of its Subsidiaries in connection therewith are taken into account in the calculation of Net Cash;

(vii) (A) hire or engage, or offer to hire, any director, officer, employee or consultant, (B) enter into, amend or extend the term of any employment or consulting agreement with any Parent Associate, provided Parent shall be permitted to, and shall be permitted to cause or permit any of its Subsidiaries to, undertake the actions described in this Section 4.1(b)(vii)(B) in respect of any individual who is not a Continuing Employee, so long as any liabilities, including any liabilities that would be required to be set forth on a balance sheet (or in the footnotes thereto) prepared in accordance with GAAP, incurred by Parent or any of its Subsidiaries in connection therewith are taken into account in the calculation of Net Cash, or (C) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law);

(viii) terminate the employment, furlough, change the title, office or position, or materially reduce the responsibilities of, or otherwise modify the working hours of, any Parent Associate, or adopt, implement or otherwise establish any temporary or permanent measures applicable to any Parent Associate as a result of the COVID-19 Pandemic;

(ix) enter into any material transaction;

(x) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(xi) (A) sell, assign, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of Parent or any of its Subsidiaries in any material Parent IP Rights, or (B) license, sublicense, or otherwise encumber (other than pursuant to non-exclusive licenses granted to contract research organizations, including clinical trial sites and clinical trial services providers, or contract manufacturing organizations, in each case, (x) with whom Parent or any of its Subsidiaries has previously entered into Contracts prior to the Effective Time and (y) who are engaged to provide services directly related to clinical studies and manufacturing of any Parent Product Candidate, provided that the scope of any such non-exclusive license grant is limited to only the extent necessary for such Persons to perform their obligations under the respective Contracts) any right, title or interest of Parent or any of its Subsidiaries in any material Parent IP Rights;

(xii) make, change or revoke any material Tax election; file any material amendment of any Tax Return; settle or compromise any material Tax liability; or adopt or change any material accounting method in respect of Taxes;

(xiii) waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restriction on the operations or business of Parent or its Subsidiaries, taken as a whole, or any equitable relief or admission of any wrongdoing by Parent or any of its Subsidiaries;

(xiv) enter into, amend or terminate any Parent Material Contract (except solely as permitted by Section 4.1(b)(vi) or Section 4.1(b)(vii));

(xv) (A) materially change pricing or royalties or other payments set or charged by Parent or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Parent or any of its Subsidiaries

(xvi) except as otherwise set forth in the Parent Budget, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed the aggregate amount of the Parent Budget; or

(xvii) agree, resolve or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 4.1 shall restrict Parent’s right to effectuate one or more Asset Dispositions, it being understood that Section 4.6 contains the parties’ entire agreement pertaining to Parent’s rights and obligations in connection with the preparation for, and negotiation and execution of, one or more Asset Dispositions prior to the Closing. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except as expressly contemplated by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period each of the Company and the Company Subsidiary shall (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and (ii) conduct its business and operations in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit the Company Subsidiary to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from a terminated or former Company Associate);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or the Company Subsidiary (except for shares of outstanding Company Common Stock issued upon the valid exercise or settlement of Company Options in accordance with their terms as in effect as of the date of this Agreement, and shares of capital stock of the Company issued in connection with the Company Financing and pursuant to the Note Purchase Agreement), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or the Company Subsidiary;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or the Company Subsidiary’s Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business (provided, however, that the Company shall not in any event apply for or accept either (x) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (y) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (z) any similar programs in any foreign jurisdictions), (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $500,000;

(vi) other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate, other than as required pursuant to the terms of any Company Employee Plan as in effect as of the date of this Agreement, or (D) increase the severance or change of control benefits offered to any current or new Company Associate;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of Company or Company Subsidiary in any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election; file any material amendment of any Tax Return; settle or compromise any material Tax liability; or adopt or change any material accounting method in respect of Taxes;

(xi) waive, settle or compromise any pending or threatened Legal Proceeding against the Company or any of the Company Subsidiary, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restriction on the operations or business of the Company or the Company Subsidiary, taken as a whole, or any equitable relief or admission of any wrongdoing by the Company or the Company Subsidiary;

(xii) enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(xiii) (A) materially change pricing or royalties or other payments set or charged by the Company or the Company Subsidiary to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or the Company Subsidiary; or

(xiv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its

Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate, and (d) provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 4.3, no access or examination contemplated by this Section 4.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and the Company Subsidiary, or the Required Parent Stockholder Vote in the case of Parent), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would result in a breach of the fiduciary duties of the board of directors of such Party under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry, of if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least four (4) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

4.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 6 or 7 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 4.5 shall not be deemed to be a breach for purposes of Section 7.2 or 8.2, as applicable, unless such failure to provide such notice was knowing and intentional.

4.6 Potentially Transferrable Assets.

(a) Subject to compliance with Section 4.6(c), Parent shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest the Potentially Transferable Assets in a transaction or series of transactions (each, an “Asset Disposition” and collectively, the “Asset Dispositions”); provided that no Asset Disposition will (i) include the sale, transfer, license, assignment, divestment or other disposition of any Parent IP Rights that are necessary or reasonably useful for the research, development or commercialization of the BION-1301 Program or (ii) adversely affect Parent’s, any of its Subsidiaries’, or the Company’s rights to exploit the BION-1301 Program. Each Party acknowledges that Parent may, in contemplation of an Asset Disposition,

(A) establish one or more Subsidiaries to hold Potentially Transferable Assets, (B) transfer to any such Subsidiary (1) the employment of those employees of Parent identified on Schedule 4.6(a) and (2) any or all Potentially Transferable Assets and the liabilities and obligations related thereto and (C) take such other steps that are reasonably necessary to prepare for one or more Asset Dispositions, in the case of clause (A) and (B)(2) above, subject to the Company’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, if Parent transfers Potentially Transferable Assets to one or more Subsidiaries, the terms of this Section 4.6 shall apply to such Subsidiaries in addition to Parent. Each Party further acknowledges that Parent may not be successful in completing, or may determine not to proceed, with any Asset Dispositions.

(b) Parent shall provide the Company with copies of, and a reasonable period of time not to exceed five (5) Business Days to review and make comments on, all pitch decks, synopses and other marketing materials that Parent intends to disclose to potential acquirers in connection with an Asset Disposition (“Marketing Materials”) and to consider in good faith any comments to any Marketing Materials that the Company reasonably requests within such five (5) Business Day period; provided that Parent shall not under any circumstances include any information in any Marketing Materials regarding the BION-1301 Program.

(c) Neither Parent nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly, solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Asset Disposition Proposal or Asset Disposition Inquiry or take any action that could reasonably be expected to lead to an Asset Disposition Proposal or Asset Disposition Inquiry other than through the furnishing of Marketing Materials to potential buyers approved in advance by the Company, such approval not to be unreasonably withheld, delayed or conditioned (each, an “Approved Buyer”). For purposes of this Section 4.6(c), the Company’s approval shall be deemed to have been granted in respect of any potential buyer to which the Company has not delivered a written notice of objection to Parent within five (5) Business Days of receipt of notice from Parent that Parent seeks the Company’s approval in respect of such potential buyer (which notice shall include reasonable detail regarding the identity and financial resources of the potential buyer).

(d) Parent shall keep the Company reasonably apprised of any developments related to the Asset Dispositions and any transactions undertaken pursuant to this Section 4.6. Without limiting the foregoing, Parent shall provide the Company with notice of Parent’s intention to enter into any definitive written agreement (each, a “Sale Agreement”) providing for the consummation of an Asset Disposition (such notice to include copies of the proposed execution form of such agreement). Parent shall not enter into any such Sale Agreement or otherwise consummate such contemplated Asset Disposition without first obtaining the written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that if the Company does not notify Parent by the tenth (10th) Business Day following receipt of the applicable notice from Parent that the Company has not consented to the entry into such Sale Agreement, then the Company shall be deemed to have given its consent thereto).

4.7 Additional Financing. During the Pre-Closing Period, the Company may negotiate for and enter into agreements providing for an Additional Financings (as contemplated by the Note Purchase Agreement), on terms that are commercially reasonable based on the advice of the Company’s financial advisors. The Company shall keep Parent reasonably apprised of its activities pursuant to this Section 4.7 and give prompt notice to Parent of any capital commitments entered into pursuant to the foregoing sentence.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger

(together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Merger which Registration Statement shall include, if so determined by Parent and the Company, each acting in good faith, the shares of Parent Common Stock issued or issuable in connection with the consummation of the Company Financing. Each of Parent and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or the Company Subsidiary to Parent for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or the Company Subsidiary or any of their Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC; provided, however, that the foregoing shall not apply to any amendment to the Registration Statement pertaining to a Parent Board Adverse Recommendation Change. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c) Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or the Company Subsidiary that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(e) Parent and the Company shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio, which shall be subject to final adjustments for Net Cash as of the Anticipated Closing Date in accordance with Section 1.7 (either as a result of the mutual agreement of the Parties or the determination of the Accounting Firm), as of the Anticipated Closing Date, which the Parties shall cause to be publicly disclosed (and which Parent shall file on Form 8-K) as early as practicable prior to the Parent Stockholder Meeting (and in no event shall this delay or cause the postponement of such meeting under any applicable Law).

5.2 Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), and the Company Stockholder Written Consent, in order to solicit the approval of the Company’s stockholders, including but not limited to the Company’s stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. The Company shall use its reasonable best efforts to cause the Company’s stockholders sufficient for the Required Company Stockholder Vote to execute and deliver to the Company the Company Stockholder Written Consent promptly following delivery thereof. Promptly following receipt of the duly executed Company Stockholder Written Consent, the Company shall deliver a copy of the duly executed Company Stockholder Written Consent to Parent. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Parent’s advance review and reasonable approval.

(c) The Company agrees that, subject to Section 5.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), and subject to compliance with Section 4.4 and Section 5.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Parent shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change, which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

5.3 Parent Stockholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Parent’s certificate of incorporation to effect the Parent Reverse Stock Split (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to Section 5.3(c): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, at any time prior to the approval of Parent Stockholder Matters by the Required Parent Stockholder Vote, Parent receives a bona fide written Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after the Company shall have delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would result in a breach of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law.

5.4 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Parent shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.5 Company Equity Awards; Company Convertible Notes.

(a) Subject to Section 5.5(c), at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time under the Company Plan and that, following assumption by Parent at the Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plans and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plans and the terms of the stock option agreement by which such Company Option is evidenced. All other Company Options that are outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest one-hundredth of a cent and (iv) any restriction on the exercise, and any provision providing for the acceleration of vesting and/or exercisability, of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option assumed by Parent in accordance with this Section 5.5(a), such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time, (B) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent in accordance with this Section 5.5(a) and (C) in the case of each Company Option assumed by Parent in accordance with this Section 5.5(a) that is subject to “double-trigger” accelerated vesting, for purposes of such double-trigger acceleration provisions a “Change of Control” (or term of similar import) of the Company shall refer to a “Change of Control” (or term of similar import) of Parent following the Effective Time. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.5(a).

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary to cause all of the outstanding Company Convertible Notes to be converted into shares of Company Common Stock or otherwise be treated in accordance with the terms thereof.

(d) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Convertible Notes have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Employee Benefits.

(a) Parent and the Company shall cause Parent to (i) continue, on and after Closing, each Parent Option and each Parent RSU in accordance with their terms immediately prior to the Effective Time and (ii) comply, on and after Closing, with the terms of each Parent Employee Plan including, without limitation, any employment, severance, retention, change of control, or similar agreement specified on Section 3.18(a) of the Parent Disclosure Schedule in accordance with its terms as in effect immediately prior to the Effective Time (it being understood that, except with respect to the Parent Options and Parent RSUs, this Section 5.6(a) shall not be deemed to prohibit Parent, the Company, the Subsidiaries or the Surviving Corporation from amending, modifying, replacing or terminating such plans in accordance with their terms). As of the Closing Date, Parent and the Company shall cause Parent to provide each individual who remains employed with Parent or any of its Affiliates at the Effective Time (each, a “Continuing Employee”) with (a) an annual base salary or an hourly wage rate, as applicable, that is the same as that provided to such Continuing Employee by Parent or the applicable Subsidiary immediately prior to the Effective Time and (b) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee under the Parent Employee Plans immediately prior to the Effective Time. Nothing in this Section 5.6 (i) is intended to, or shall be construed to, confer upon any employee of Parent or any of its Affiliates or any other Person other than the parties to this Agreement any rights or remedies hereunder, or (ii) shall establish, amend or be deemed to establish or amend any Parent Employee Plan or any benefit plan, program, policy or arrangement of Parent or any of its Affiliates or shall limit the rights of the Company, the Subsidiaries, the Surviving Corporation, Parent or any of Parent’s Affiliates to establish, amend or terminate any Parent Employee Plans or any other benefit plan, program, policy or arrangement, in accordance with their respective terms, whether before or after Closing, or terminate the employment of any Continuing Employee.

(b) Parent shall amend each Parent Employee Plan that the Company so requests to be amended, with such request to occur in writing no later than ten (10) Business Days prior to the Closing Date, in each case to provide that the benefits provided under such Parent Employee Plan shall apply only to individuals who are or were a Parent Associate on or at any time prior to the Closing Date (and, for the avoidance of doubt, no such amendment shall impact the benefits or rights under such Parent Employee Plan of any individual who participates in or is entitled to any benefits under any such Parent Employee Plan as of the Closing Date), in each case with such amendment to be effective as of the day immediately prior to the Closing Date and reflected in resolutions of the Parent Board. Such resolutions shall be subject to the prior review and approval of the Company, with shall not be unreasonably withheld, conditioned or delayed.

(c) During the Pre-Closing Period, Parent shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, make available the Parent Associates to the Company at the Company’s reasonable request, for purposes of informational interviews and discussions regarding their employment following the Closing.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.7 in connection with their enforcement of the rights provided to such persons in this Section 5.7.

(f) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 5.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(d) or with any Acquisition Proposal, Parent Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Parent only, pursuant to Section 5.3(e).

5.9 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq market at or prior to the Effective Time. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the listing application for the Parent Common Stock and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 5.9.

5.10 Tax Matters. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a Taxing authority pursuant to an audit defended in good faith. The Parties shall use their respective commercially reasonable efforts to cause the Merger or Mergers, if applicable, to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger or Mergers, as applicable, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.11 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.12 Directors and Officers.

(a) Directors and Officers of Parent.

(i) Parent shall cause, effective as of the Effective Time, (a) the Parent Board to consist of seven (7) individuals, which shall consist of (i) three (3) members selected by the Company Board (one of whom shall be the Chief Executive Officer of the Company) as set forth on Schedule 5.12(a)(i) (each, a “Company Designee”), (ii) two (2) members selected by the Parent Board as set forth on Schedule 5.12(a)(ii) (each, a “Parent Designee”) and (iii) following a customary board review, evaluation and recruiting process, taking into account the membership of the post-Closing combined Parent Board, the combined company strategy and the needs of the then-Parent Board, two (2) members who shall be determined to the extent that there is mutual agreement by a majority of the Company Designees and the Parent Designees, each of whom shall meet Nasdaq’s independence criteria, each as in effect as of such time; provided that for the avoidance of doubt, if no such additional members shall be determined pursuant to this clause (iii) prior to the Effective Time, then no such person shall be designated prior to the Effective Time, it being the intent that in such event the then-Parent Board (and its Nominating and Corporate Governance Committee) will continue to assess additional directors in accordance with such review, evaluation and recruiting process following the Effective Time. If any Company Designee or Parent Designee is unable or unwilling to serve as director of Parent, the Party appointing such Person shall designate a successor.

(ii) Immediately following the Effective Time, Parent shall take all necessary action to appoint the officers of the Company to become the equivalent officers of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Directors and Officers of the Surviving Corporation.

(i) The Parties shall take all actions necessary (i) so that from and after the Effective Time, the Surviving Corporation’s board of directors shall be constituted with those members as set forth on Schedule 5.12(b) and (ii) to secure the resignations of the existing members of the committees of the Surviving Corporation, if any.

(ii) The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

5.13 Termination of Certain Agreements and Rights. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.14 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Options, (b) such holder’s name and address, (c) the number and type of Company Capital Stock held and/or underlying the Company Options as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

5.16 Required Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company will deliver to Parent (and shall use its reasonable best efforts to so deliver no later than June 30, 2020) (a) the audited consolidated balance sheet of the Company as of December 31, 2019 and (b) the related audited consolidated statements of income, convertible preferred stock and stockholders’ equity, and cash flows of the Company for the year then ended for inclusion in the Proxy Statement and the Registration Statement (the “Required Financial Statements”). The Company shall use reasonable best efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Required Financial Statements or other financial statements of the Company Subsidiary and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Required Financial Statements or pro forma financial statements.

5.17 Stockholder Litigation. Parent shall give the Company the opportunity to participate in the defense or settlement of any litigation against Parent or its directors relating to this Agreement and the Contemplated

Transactions, and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors relating to this Agreement and the Contemplated Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.17, each of Parent and the Company shall cooperate, and the Company shall cause the Company Subsidiary to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

5.18 Closing Dividend. Prior to the Effective Time, Parent shall declare a dividend (the “Closing Dividend”) to its common stockholders of record the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Parent Common Stock held by such stockholder as of such date, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit F (the “CVR Agreement”). The record date for the Closing Dividend shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs and the payment date for which shall be three (3) Business Days after the Effective Time; provided that the payment of such dividend may be conditioned upon the occurrence of the Effective Time. In connection with the Closing Dividend, Parent shall cause the CVR Agreement to be duly authorized, executed and delivered by Parent and a rights agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned).

5.19 Parent Reverse Stock Split. If deemed necessary by the Parties, Parent shall submit to Parent’s stockholders at the Parent Stockholder Meeting a proposal to approve and adopt an amendment to Parent’s certificate of incorporation to authorize the Parent Board to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio mutually agreed to by the Company and Parent (the “Parent Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Parent Reverse Stock Split.

5.20 280G Covenant. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or any Company Subsidiary may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, as determined by the Company in good faith, then: (a) the Company shall use commercially reasonably efforts to obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote, and (b) the Company shall have obtained the Required Company Stockholder Vote.

6.4 Listing. The approval of the listing of the additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

6.5 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company certifying (a) that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6, 7.8 and 7.9 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 is true and accurate in all respects as of the Closing Date.

7.4 Company Financing. The Company Financing shall have been consummated, and the Company shall have received the cash proceeds of the Company Financing of not less than the Concurrent Investment Amount on the terms and conditions set forth in the Note Purchase Agreement.

7.5 FIRPTA Certificate. Parent shall have received from the Company the FIRPTA Certificate executed on behalf of the Company. The Parties intend that the FIRPTA Certificate be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

7.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.7 Company Lock-Up Agreements. The Company Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

7.8 Termination of Investor Agreements. The Investor Agreements shall have been terminated (or will be terminated as of the Closing).

7.9 Minimum Company Cash. The Company’s cash and cash equivalents determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s unaudited financial statements and the Company Unaudited Interim Balance Sheet shall be greater than or equal to $5,000,000.

7.10 280G Vote. If a 280G Vote is required under Section 5.21 hereof, as determined by the Company in good faith, then (i) the Company shall have used commercially reasonable efforts to obtain and deliver to Parent a Parachute Payment Waiver from each Person who is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) with respect to each such Person who has delivered a Parachute Payment Waiver, the Company’s shareholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Affiliates shall not have any Liabilities with respect to such “parachute payments”.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.6 have been duly satisfied;

(b) a copy of the CVR Agreement, duly executed by Parent and the Rights Agent (as defined therein); and

(c) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 5.12 hereof.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

8.5 Parent Lock-Up Agreements. The Parent Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

8.6 Minimum Parent Final Net Cash. The Final Net Cash shall have been determined in accordance with Section 1.7 to be greater than or equal to $135,000,000.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the waiting period under the HSR Act has not expired, or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained and evidence thereof delivered to Parent within five (5) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that

Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.9 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Law applicable to this Agreement and the transactions contemplated hereby; provided, further, however, that Parent and the Company shall also share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) (and the Required Parent Stockholder Vote has not been obtained by Parent), Section 9.1(e) or by the Company pursuant to Section 9.1(f), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e), within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $6,400,000 (the “Company Termination Fee”).

(c) If (i) this Agreement is terminated by Parent pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(d), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $6,400,000 (the “Parent Termination Fee”).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(f) or Section 9.1(h), Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.

(e) If this Agreement is terminated by Parent pursuant to Section 9.1(g) or Section 9.1(i), the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses.

(f) If this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(e) or (ii) by Parent pursuant to Section 9.1(b) and the Required Parent Stockholder Vote has not been obtained by Parent, then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.

(g) If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(h) The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the termination of this Agreement under the circumstances described in this Section 9.3 and the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement and (f) irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Aduro Biotech, Inc.

740 Heinz Avenue

Berkeley, California 94710

Attention: Celeste Ferber

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Alan Mendelson, Kathleen Wells

if to the Company:

Chinook Therapeutics U.S., Inc.

1600 Fairview Avenue East, Suite 100

Seattle, WA 98102

Attention: Eric Dobmeier

with a copy to (which shall not constitute notice):

Fenwick & West LLP

1191 2nd Ave.

Seattle, Washington 98101

Attention: Effie Toshav, Ethan Skerry

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires, and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation

(l) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m) The Parties agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such Party that are contained in any other Section of this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties. Without limiting the foregoing, for convenience of reference, each of the Company and Parent has in certain instances included cross-references to other sections of the Company Disclosure Schedule and Parent Disclosure Schedule, as applicable. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained therein is not disclosed or incorporated into any other Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

(n) Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the disclosing Party for the purposes of the Contemplated Transactions no later than 5:00 p.m. Pacific Time on the date that is two (2) calendar days prior to the date of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ADURO BIOTECH, INC.
By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	Chairman, President and CEO

ASPIRE MERGER SUB, INC.
By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	President

CHINOOK THERAPEUTICS U.S., INC.
By:	/s/ Eric Dobmeier
Name:	Eric Dobmeier
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

(a) For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal, other than (i) with respect to Parent, solely with respect to the Asset Dispositions and (ii) with respect to the Company, solely with respect to the Company Financing and any activities contemplated by Section 4.7.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party, other than (i) with respect to Parent, solely with respect to the Asset Dispositions and (ii) with respect to the Company, solely with respect to the Company Financing and any activities contemplated by Section 4.7.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Asset Dispositions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of the Company, the Company Financing shall not be an “Acquisition Transaction”; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” shall have the meaning given to such term in the preamble.

“Allocation Certificate” shall have the meaning set forth in Section 5.15.

“Asset Disposition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Asset Disposition.

“Asset Disposition Proposal” means any offer or proposal, whether written or oral contemplating or otherwise relating to any Asset Disposition.

“Berkeley Facility” means the premises leased to Parent under the Berkeley Lease.

“Berkeley Lease” means that certain Office/Laboratory Lease dated September 11, 2015, as amended by the First Amendment, dated April 26, 2016 and the Second Amendment, dated January 14, 2019, for space in the building located at 740 Heinz Avenue, Berkeley, California.

“BION-1301 Program” means the research, development and commercialization program related to the treatment of acute or chronic kidney disease (excluding cancer), using the current lead BION-1301 antibody, VH14_1G/VL15, or any other anti-APRIL antibody currently owned or controlled by Parent or any of its Subsidiaries.

“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partners” means, with respect to a Party, any of such Party’s or any of such Party’s Subsidiaries’ licensees or licensors or any third party with which such Party or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, commercialization of any of such Party’s (or such Party’s Subsidiaries’) products or product candidates.

“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or the Company Subsidiary.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(d).

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Contract” means any Contract: (a) to which the Company or the Company Subsidiary is a Party and (b) either (i) by which the Company or the Company Subsidiary or any Company IP Rights or any other asset of the Company or the Company Subsidiary is or may become bound or under which the Company or the Company Subsidiary has, or may become subject to, any obligation or (ii) under which the Company or the Company Subsidiary has or may acquire any right or interest.

“Company Financing” means a financing pursuant to the Note Purchase Agreement with aggregate gross cash proceeds to the Company of not less than the Concurrent Investment Amount.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.2, 2.3, 2.4, 2.20 and 2.22.

“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company or the Company Subsidiary that is necessary for or used in the operation of the business of the Company and the Company Subsidiary as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement primarily related to or pertaining to any Company IP Rights other than Company Off-the-Shelf Software.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or the Company Subsidiary, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration or filing by the Company relating to the Company IP Rights, (b) the announcement of the Agreement or the pendency of the Contemplated Transactions, (c) the taking of any action, or the failure to take any action, by the Company that is expressly required to comply with the terms of the Agreement; (d) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) hurricane, flood, tornado, earthquake or other natural disaster, changes in weather conditions, epidemic, plague, pandemic (including the COVID-19 Pandemic) or any other outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (f) any change in GAAP or applicable Law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which the Company and the Company Subsidiary operate; except in each case with respect to clauses (d), (e), (f) and (g), to the extent disproportionately affecting the Company and the Company Subsidiary, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiary operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Plan” means the Company’s 2019 Equity Incentive Plan, as amended.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company or the Company Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Company Subsidiary as of March 31, 2020 provided to Parent prior to the date of the Agreement.

“Concurrent Investment Amount” means $25,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 20, 2020, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Closing Dividend, the Parent Reverse Stock Split (to the extent applicable and necessary), the Company Financing and the Second Merger (if consummated pursuant to Section 1.1).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COVID-19” means the novel coronavirus 2019 referred to as COVID-19.

“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with COVID-19.

“Data Protection and Information Security Laws” means all applicable Laws and all published rules, policies, guidelines and procedures established by any Governmental Authority related to cyber security, privacy, data protection, breach notification, consumer protection, health information privacy, Laws concerning email, text message or telephone communications, and/or any other Laws relating to Personal Data.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to six decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.

•	“Aggregate Valuation Benchmark” means the amount set forth on Schedule IV.

•	“Company Allocation Percentage” means the quotient (rounded to six decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Company Allocation Percentage.

•

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without duplication, (i) the exercise of all Company Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of shares of Company Common Stock in respect of all warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, including any Promised Options (as defined in the Company Disclosure Schedule); provided, however, that the foregoing shall not include any commitments by the Company to grant incentive equity awards following the Closing to employees hired by the Company after the date hereof.

•	“Company Valuation” means the Aggregate Valuation Benchmark minus the Lower Company Net Cash Amount (if any).

•

“ESPP Shares” means the aggregate number of shares of Parent Common Stock that would be purchased pursuant to the exercise of all Purchase Rights (within the meaning of the Parent ESPP) outstanding under the Parent ESPP as of the Closing Date, assuming that the Purchase Date (within the meaning of the Parent ESPP) in respect of such Purchase Rights occurred as of the Closing Date (and, for the avoidance of doubt, assuming that the termination of any participant in the Parent ESPP who is not a Continuing Employee occurs prior to the Closing Date, such that any Purchase Rights granted to any such individual shall not be treated as outstanding as of the Closing Date for purposes of calculating the number of ESPP Shares).

•

“Higher Parent Net Cash Amount” means if the Final Net Cash is more than $145,000,000, then the amount by which the Final Net Cash is more than $145,000,000; provided that this amount shall not exceed $15,000,000.

•

“Lower Company Net Cash Amount” means if the Company’s cash and cash equivalents as of the Cash Determination Time, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s financial statements and the Company Unaudited Interim Balance Sheet, is less than ten million dollars ($10,000,000), then the amount by which the Company’s cash and cash equivalents as so determined is less than ten million dollars ($10,000,000).

•	“Lower Parent Net Cash Amount” means if the Final Net Cash is less than $145,000,000, then the amount by which Final Net Cash is less than $145,000,000.

•	“Parent Allocation Percentage” means the quotient (rounded to six decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation.

•

“Parent Outstanding Shares” means, subject to Section 1.5(f), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Parent Common Stock basis, and assuming, without duplication, the issuance of shares of Parent Common Stock in respect of all options, the ESPP Shares, Parent RSUs, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time.

•	“Parent Valuation” means the Aggregate Valuation Benchmark, minus the Lower Parent Net Cash Amount (if any), and plus the Higher Parent Net Cash Amount (if any).

•	“Post-Closing Parent Shares” mean the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“FIRPTA Certificate” means a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), in the form attached hereto as Exhibit G, certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897 of the Code.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi-governmental, regulatory or administrative authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Party, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation (excluding any public networks) that are in the custody or control of such Party.

“Key Employee” means, with respect to the Company or Parent, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Lease Costs” means aggregate of the Rent and the Rent Adjustment (as each is defined in the Berkeley Lease).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means (a) the sum (without duplication) of Parent’s (A) cash and cash equivalents, marketable securities and other short-term investments, (B) accounts receivable, interest and other receivables (including any refunds), and (C) deposits, prepaid expenses and other prepaid assets (to the extent reasonably likely to be utilized by Parent, Parent’s Subsidiaries, the Surviving Corporation or the Company Subsidiary after the Closing), in each case, as determined in accordance with GAAP and in a manner consistent with Parent’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Parent SEC Documents, minus (b) the sum (without duplication) of (i) the accounts payable and accrued expenses payable in each of the categories set forth on Schedule I as of the date of determination, in each case determined in accordance with GAAP and in a manner consistent with Parent’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Parent SEC Documents, (ii) any indebtedness for borrowed money or other Liability for borrowed money of Parent outstanding as of the Closing Date, in each case determined in accordance with GAAP and in a manner consistent with Parent’s preparation of the most recent audited financial statements and unaudited interim balance sheet included in the Parent SEC Documents, (iii) the expenses payable in each of the categories set forth on Schedule II as of the date of determination, determined as provided on such schedule, (iv) the Sublease Spread, if a positive number, (v) the premium and other expenses payable in connection with the “D&O tail policy” purchased pursuant to Section 5.7(d), and (vi) any unpaid brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed by Parent to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent. A sample calculation of Net Cash as of April 30, 2020 and its corresponding definitions is set forth on Exhibit H for illustrative purposes only.

“Notice Period” means a period of at least four (4) Business Days commencing on the date the Company Board or Parent Board, as applicable, notifies in writing Parent or the Company, as applicable, of its intent to make a Company Board Adverse Recommendation Change or a Parent Board Adverse Recommendation Change.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Affiliate” means any Person that is (or at any relevant time was) under common control with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.6(a) and 3.6(d).

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq (or such other Nasdaq market on which the Parent Common Stock then trades) for the five (5) trading days ending the trading day immediately prior to the date upon which the Merger becomes effective.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party and (b) either (i) by which Parent, any of its Subsidiaries or any Parent IP Rights or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent has, or may become subject to, any obligation or (ii) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a), 3.1(b), 3.3, 3.4 and 3.22.

“Parent IP Rights” means all Intellectual Property owned by, licensed to or controlled by Parent or any of its Subsidiaries that is necessary for or used in the operation of the business of Parent and its Subsidiaries as presently conducted.

“Parent IP Rights Agreement” means any instrument or agreement primarily related or pertaining to any Parent IP Rights other than Parent Off-the-Shelf Software.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) any rejection or non-acceptance by a Governmental Authority of a registration statement or filing by Parent relating to the Parent IP Rights, (b) the announcement of the Agreement or the pendency of the Contemplated Transactions, (c) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (d) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on the Nasdaq, (e) the taking of any action, or the failure to take any action, by Parent that is expressly required to comply with the terms of the Agreement, (f) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (g) hurricane, flood, tornado, earthquake or other natural disaster, changes in weather conditions, epidemic, plague, pandemic (including the COVID-19 Pandemic) or any other outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (h) any change in GAAP or applicable Law or the interpretation thereof or (i) general economic or political conditions or conditions generally affecting the industries in which Parent and its Subsidiaries operate; except, in each case with respect to clauses (f), (g), (h) and (i), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Parent Reverse Stock Split” shall have the meaning set forth in Section 5.19.

“Parent RSUs” shall mean any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4).

“Parent Unaudited Interim Balance Sheet” means the unaudited balance sheet of Parent as of March 31, 2020, included in Parent’s Report on Form 10-Q for the fiscal quarter ended March 31, 2020, as filed with the SEC.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Unaudited Interim Balance Sheet, as applicable, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or the Company Subsidiary or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) any non-material defect or irregularity in title, (f) non-exclusive licenses granted to third parties in the Ordinary Course of Business and (g) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means all data or information that alone or in combination with other information relates to an identified or identifiable person and any other data or information that constitutes “personal data,” “personal information” or any similar term under any applicable Data Protection and Information Security Laws, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, any device identifier, or any other information that constitutes protected health information under 45 C.F.R. § 160.103.

“Potentially Transferable Assets” means the tangible and intangible assets (including Contract rights and Parent IP Rights) described on Schedule III.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.0001 per share.

“Spread Measurement Period” means the period beginning on the first day of the first full calendar month following the Closing Date and ending on the last day of the ninth calendar month following the Closing Date.

“Sublease Spread” means an amount, which may be positive or negative, equal to 100% of the difference between (a) the Lease Costs payable by Tenant (as defined in the Berkeley Lease) in respect of the Spread Measurement Period and (b) the sum of (i) the aggregate Lease Costs payable in respect of the Spread Measurement Period (net of any profit payments required to be paid to the landlord under the Berkeley Lease attributable to any sublease arrangement) as set forth in (A) executed subleases or (B) in a binding term sheet for which the security deposit has been placed in escrow plus (ii) the Lease Costs payable in respect of the Spread Measurement Period under the Berkeley Lease for the fully-loaded square footage for that portion of the Berkeley Facility occupied or otherwise used by Parent, any of its Subsidiaries, the Surviving Corporation or the Company Subsidiary.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Vote	5.20
409A Plan	2.18(l)
Accounting Firm	1.7(e)
Anticipated Closing Date	1.7(a)
Approved Buyer	4.6(c)
Asset Disposition	4.6(a)
Asset Dispositions	4.6(a)
Capitalization Date	3.6(a)
Cash Determination Time	1.7(a)
Certificate of Merger	1.3
Certifications	3.7(a)
Change of Control	5.5(a)
Closing	1.3
Closing Date	1.3
Closing Dividend	5.18
Company	Preamble
Company Board	Recitals

Term	Section
Company Board Adverse Recommendation Change	5.2(d)
Company Board Recommendation	5.2(c)
Company Board Recommended Change	5.8
Company Convertible Notes	Recitals
Company Designee	5.12(a)(i)
Company Disclosure Schedule	2
Company Employee Plan	2.18(d)
Company Financials	2.7(a)
Company Lock-Up Agreements	Recitals
Company Material Contract	2.14(a)
Company Off-the-Shelf Software	2.12(c)
Company Permits	2.15(b)
Company Preferred Stock	2.6(a)
Company Product Candidates	2.15(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.15(d)
Company RSA	2.18(k)
Company Stock Certificate	1.6
Company Stockholder Support Agreement	Recitals
Company Subsidiary	2.1(c)
Company Termination Fee	9.3(b)
Continuing Employee	5.6
Costs	5.7(a)
CVR	5.18
CVR Agreement	5.18
D&O Indemnified Parties	5.7(a)
Delivery Date	1.7(a)
Dispute Notice	1.7(b)
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.15(c)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.8(a)
FDA	2.15(c)
FDCA	2.15(c)
Final Net Cash	1.7(c)
Foreign Benefit Plan	2.18(j)
Form 10-Q	3.7(b)
Form S-3	3.7(a)
Form S-4	5.1(a)
GAAP	2.7(a)
Grant Date	2.18(k)
Information Statement	5.2(a)
Investor Agreements	5.13
Liability	2.9
Marketing Materials	4.6(b)
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Merger Sub Board	Recitals

Term	Section
Net Cash Calculation	1.7(a)
Net Cash Schedule	1.7(a)
Note Purchase Agreement	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Board Adverse Recommendation Change	5.3(b)
Parent Board Recommendation	5.3(b)
Parent Budget	4.1(b)(v)
Parent Designee	5.12(a)(i)
Parent Disclosure Schedule	3
Parent Employee Plan	3.18(d)
Parent ESPP	3.6(c)
Parent Foreign Benefit Plan	3.18(j)
Parent Lock-Up Agreements	Recitals
Parent Material Contract	3.14(a)
Parent Off-the-Shelf Software	3.12(c)
Parent Permits	3.15(b)
Parent Product Candidates	3.15(d)
Parent Real Estate Leases	3.11
Parent Regulatory Permits	3.15(d)
Parent SEC Documents	3.7(a)
Parent Stock Plans	3.6(c)
Parent Stockholder Matters	5.3(a)
Parent Stockholder Meeting	5.3(a)
Parent Stockholder Support Agreement	Recitals
Parent Termination Fee	9.3(c)
Patent Purchase Agreement	3.12(l)
Pre-Closing Period	4.1(a)
Proxy Statement	5.1(a)
Registration Statement	5.1(a)
Required Company Stockholder Vote	2.4
Required Financial Statements	5.16
Required Parent Stockholder Vote	3.4
Response Date	1.7(b)
Sale Agreement	4.6(c)
Section 280G Approval	5.20
Section 280G Soliciting Materials	5.20
Security Incident	2.13(b)
Stockholder Notice	5.2(b)
Surviving Corporation	1.1